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                                                                    EXHIBIT 23.2


                       WILLIAM M. COBB & ASSOCIATES, INC.

March 4, 2001

Contango Oil & Gas Company
3700 Buffalo Speedway, Suite 960
Houston, Texas  77098

Re:  Contango Oil & Gas Company
     Amendment No. 1 dated March 8, 2002 to Form 8-K dated January 4, 2002

Gentlemen:

     The firm of William M. Cobb & Associates, Inc., consents to the use of its name and to the use of its report dated August 20, 2001 regarding the Contango Oil & Gas Company Proved Reserves and Future Net Revenue as of June 30, 2001, in Amendment No. 1 dated March 8, 2002 to Form 8-K dated January 4, 2002.

     William M. Cobb & Associates, Inc., has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Oil Company. Contango Oil & Gas Oil Company does not employ us on a contingent basis.

Yours very truly,

WILLIAM M. COBB & ASSOCIATES, INC.


/s/  FRANK J. MAREK
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Frank J. Marek, P.E.
Senior Vice President